EXHIBIT 99.2

EN POINTE TECHNOLOGIES SALES, INC.

Audited Financial Statements

As of and For the Years Ended

September 30, 2014, 2013 and 2012

EN POINTE TECHNOLOGIES SALES, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

En Pointe Technologies Sales, Inc.

Gardena, California

We have audited the accompanying financial statements of En Pointe Technologies Sales, Inc. which comprise the balance sheets as of September 30, 2014, 2013 and 2012, and the related statements of income and comprehensive income, shareholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of En Pointe Technologies Sales, Inc. as of September 30, 2014, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/Rose, Snyder & Jacobs LLP
Encino, California
December 30, 2014

1

EN POINTE TECHNOLOGIES SALES, INC.

BALANCE SHEETS

SEPTEMBER 30, 2014, 2013 AND 2012

(in Thousands)

	2014	2013	2012
ASSETS
Current Assets
Cash	$4,435	$4,049	$2,046
Accounts receivable, net of allowances for returns and doubtful accounts	75,861	54,164	55,016
Inventories, net of allowances	10,396	6,513	5,528
Due from affiliates	1,828	968	2,469
Due from Parent	3,959	2,632	1,056
Marketable securities	459	436	655
Prepaid expenses and other current assets	1,331	1,361	618
Total Current Assets	98,269	70,123	67,388
Property and Equipment, net of accumulated depreciation and amortization	1,426	5,382	7,941
Due from Parent	3,500	5,711	—
Investment in Associate, at cost	2,263	—	—
Restricted cash	136	136	136
Other assets	80	422	2,003
Total Assets	$105,674	$81,774	$77,468

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable, trade	$43,351	$30,140	$29,574
Borrowings under lines of credit	26,035	23,509	20,519
Short-term borrowings and current maturities of long-term debt	954	2,035	2,746
Accrued liabilities	5,848	5,997	5,240
Accrued taxes and other liabilities	15,338	9,097	9,924
Total Current Liabilities	91,526	70,778	68,003
Long-Term Liabilities	1,604	4,477	4,952
Total Liabilities	93,130	75,255	72,955

Commitments and Contingencies
Shareholder’s Equity
Common stock, $.001 par value, 1,000 shares authorized and 100 shares issued and outstanding	1	1	1
Additional paid-in capital	29,001	29,001	29,001
Accumulated other comprehensive (loss) income	(2,265)	(2,289)	(2,070)
Accumulated deficit	(14,193)	(20,194)	(22,419)
Total shareholder’s equity	12,544	6,519	4,513
Total liabilities and shareholder’s equity	$105,674	$81,774	$77,468

See independent auditors’ report and notes to financial statements.

EN POINTE TECHNOLOGIES SALES, INC.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

(in Thousands)

	Years Ended December 31,
	2014	2013	2012
Net sales:
Product	$375,578	$306,614	$295,206
Service	17,001	14,904	15,519
Total net sales	392,579	321,518	310,725

Cost of sales:
Product	325,234	262,182	254,697
Service	8,677	9,406	9,677
Total cost of sales	333,911	271,588	264,374

Gross profit:
Product	50,344	44,432	40,509
Service	8,324	5,498	5,842
Total gross profit	58,668	49,930	46,351
Operating expenses:

Selling and marketing expenses	46,449	40,667	36,014
General and administrative expenses	6,906	6,519	6,659
Operating income	5,313	2,744	3,678

Other (expense) income:
Interest expense, net	(577)	(539)	(710)
Other income (expense), net	1,658	80	95
Total other income (expense), net	1,081	(459)	(615)

Income from continuing operations before provision for income taxes	6,394	2,285	3,063
Provision for income taxes	393	60	943
Net income from continuing operations	6,001	2.225	2,120
Loss from discontinued operations, net of tax	—	—	(1,346)

Net income	6,001	2,225	774

Other comprehensive income (loss), net of tax
Valuation adjustment for equity positions	24	(219)	(160)
Comprehensive income	$6,025	$2,006	$614

See independent auditors’ report and notes to financial statements.

EN POINTE TECHNOLOGIES SALES, INC.

STATEMENTS OF SHAREHOLDER’S EQUITY

SEPTEMBER 30, 2014, 2013 AND 2012

(in Thousands)

			Accumulated
		Additional	Other
	Common	Paid-In	Comprehensive	Accumulated
	Stocks	Capital	Income (Loss)	Deficit	Total
Balance at September 30, 2011	1	$29,001	$(1,910)	$(23,193)	$3,899
Net income	—	—	—	774	774
Valuation adjustment for equity positions	—	—	(160)	—	(160)
Comprehensive income (loss) for the period	—	—	(160)	774	614
Balance at September 30, 2012	1	29,001	(2,070)	(22,419)	4,513
Net income	—	—	—	2,225	2,225
Valuation adjustment for equity positions	—	—	(219)	—	(219)
Comprehensive income (loss) for the period	—	—	(219)	2,225	2,006
Balance at September 30, 2013	1	29,001	(2,289)	(20,194)	6,519
Net income	—	—	—	6,001	6,001
Valuation adjustment for equity positions	—	—	24	—	24
Comprehensive income for the period	—	—	24	6,001	6,025
Balance at September 30, 2014	1	$29,001	$(2,265)	$(14,193)	$12,544

See independent auditors’ report and notes to financial statements.

EN POINTE TECHNOLOGIES SALES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

(in Thousands)

	2014	2013	2012
Cash flows from operating activities:
Net Income	$6,001	$2,225	$774
Adjustments to reconcile net income to net cash used in operating activities:
Loss from discontinued operations	—	—	1,346
Depreciation and amortization	3,310	3,852	2,680
Allowances for doubtful accounts, returns and inventory	560	145	(45)
Loss on disposal of assets	13	—	4
Assets written off	180	—	—
Net change in operating assets and liabilities	(9,711)	(591)	4,927
Net cash provided by operating activities	353	5,631	9,686

Cash flows from investing activities:
Proceeds from sale of assets	—	—	5
Purchase of property and equipment	(946)	(884)	(814)
Advance to Parent	—	(3,500)	—
Net cash used in investing activities	(946)	(4,384)	(809)

Cash flows from financing activities:
Net borrowings (repayments) under line of credit	2,526	2,990	(8,328)
Payments on long term liabilities	(1,547)	(2,234)	(1,702)
Net cash provided by (used in) financing activities	979	756	(10,030)

Cash flows from discontinued operations:
Cash flows from operating activities	—	—	(652)
Net cash used in discontinued operations	—	—	(652)

Increase (decrease) in cash	386	2,003	(1,805)
Cash at beginning of year	4,049	2,046	3,851
Cash at end of year	$4,435	$4,049	$2,046

Supplemental Disclosures
Interest paid in cash	$591	$566	$710
Income taxes paid in cash	$58	$95	$75
Assets acquired through capital leases	$—	$176	$3,243
Depreciation included in discontinued operations	$—	$—	$694

See independent auditors’ report and notes to financial statements.

EN POINTE TECHNOLOGIES SALES, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

1.                   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

En Pointe Technologies Sales, Inc. (the “Company”) is a solution provider of information technology products and a provider of value-added services to large and medium sized companies and government entities with sales personnel in 19 markets located in the United States. The Company is headquartered in Gardena, California and was incorporated in Delaware in 1997.  The Company is a wholly owned subsidiary of En Pointe Technologies, Inc. (“the Parent”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management uses its historical records and knowledge of its business in making these estimates.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all time deposits and highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash at September 30, 2014 represents deposits maintained for certain government tax agencies.

Inventories

Inventories consist principally of merchandise being configured for customer orders and merchandise and software purchased by the Company that has been drop shipped but not yet received and accepted by the customer and are stated at the lower of cost (specific identification method) or market. On an ongoing basis, inventories are reviewed and written down for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventories and the estimated net realizable value.  Adjustments to inventory reserves are recorded as cost of sales.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of three to seven years.  Assets acquired under capital lease arrangements are recorded at the present value of the minimum lease payments and are amortized using the straight-line method over the life of the asset or term of the lease, whichever is shorter.  Such amortization expense is included in depreciation expense.  Leasehold improvements are amortized using the straight-line method over the shorter of the lease terms or the useful lives of the improvements.  Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized.

The Company accounts for computer software costs developed for internal use by capitalizing certain qualifying costs during the application development stage of the related software development project and exclude the initial planning phase that determines performance requirements, most data conversion, general and administrative costs related to payroll and training costs.  Whenever a software program is considered operational, the Company considers the project to be completed and places it into service and commences amortization of the development cost in the succeeding month.

Impairment of Long-Lived Assets

The Company assesses the potential impairment of its long-lived assets in accordance with generally accepted accounting principles.  An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.  To date, the Company has not recognized an impairment charge related to the write-down of long-lived assets.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, software, peripherals and service and support contracts.  In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

Product is considered received and accepted by the customer only upon the customer’s receipt of the product from the carrier and acceptance thereof.  Any undelivered product is included in inventory.

The majority of the Company’s sales relate to physical products and are recognized on a gross basis with the selling price to the customer recorded as net sales and the acquisition cost of the product recorded as cost of sales.

Sales are recorded on a net basis for software maintenance contracts, software agency fees and extended warranties where the Company is not the primary obligor.

Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, the fee is fixed or determinable and collection is reasonably assured.

Service revenues are recognized based on contracted hourly rates, as services are rendered or upon completion of specified contracted services and acceptance by the customer.  Revenue from customer maintenance support agreements in which the Company is not the primary obligor is reported on a net basis and recognized at the time of the sale. Net sales consist of product and service revenues, less discounts and estimated allowances for sales returns.  Cost of sales include the cost of products and services sold and current and estimated allowances for product returns that will not be accepted by our suppliers, less rebates.

Deferred revenues result mainly from services that may be performed over a one year period.  Income is recognized on such contracts ratably over the period of the contract.

Marketable Securities and Fair Value Measurements

The Company’s marketable securities are classified as available for sale and are carried at their fair market value. Changes in the fair market value of marketable securities are recorded as other comprehensive income.  The specific identification method is used to determine the cost of the securities when calculating the gain on sale of investment.  The Company’s investment in ADSL stock is classified as current and is pledged under terms of the Company’s credit facility.

Assets and liabilities recorded at fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

Level 1	quoted prices in active markets for identical assets or liabilities;
Level 2	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or
Level 3	unobservable inputs, such as discounted cash flow models or valuations.

The following is a listing of assets and liabilities required to be measured at fair value on a recurring basis, categorized based upon the level of judgment associated with the inputs used to measure their fair value as of September 30, 2014, 2013 and 2012 (in thousands):

September 30, 2014

	Level 1	Level 2	Level 3	Total

Marketable securities - ADSL	$459	$—	$—	$459

September 30, 2013

	Level 1	Level 2	Level 3	Total

Marketable securities - ADSL	$436	$—	$—	$436

September 30, 2012

	Level 1	Level 2	Level 3	Total

Marketable securities - ADSL	$655	$—	$—	$655

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, restricted cash, accounts receivable and payable, accrued and other current liabilities, and current maturities of long-term debt approximate fair value due to their short maturity.  The carrying amount of the Company’s long-term liabilities also approximates fair value based on interest rates currently available to the Company for debt of similar terms and remaining maturities.

Vendor Programs

We receive vendor incentives from our vendors in the form of cooperative marketing allowances, volume incentive rebates and other programs to support our marketing of their products. Most of our vendor consideration is accrued, when performance required for recognition is completed, as an offset to cost of sales in accordance with ASC 605-50, Revenue Recognition — Customer Payments and Incentives, since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products. For costs that are considered to be a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products, we accrue the vendor consideration as an offset to such costs in selling and marketing expenses.

Any amounts received from suppliers related to cooperative marketing development funds are deferred until earned.  Incentive programs are subject to audits as to whether the requirements of the incentives were actually met.  Requirements are subject to interpretations. The Company believes the requirements of the cooperative marketing development funds have been met. The Company believes adjustments, if any, from potential audits would not be material to the financial statements.

Accounts Receivable

The Company performs periodic credit evaluations of the financial condition of its customers, monitors collections and payments from customers, and generally does not require collateral.  Receivables are generally due within 30 days.  The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts.  The Company writes off an account when it is considered to be uncollectible.  The Company estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable, and information regarding the creditworthiness of its customers.  To date, losses have been within the range of management’s expectations.

Marketing and Shipping and Handling Costs

The Company reports the costs of all marketing activities, including advertising, in the periods in which those costs are incurred.  For the fiscal years ended September 30, 2014, 2013 and 2012, marketing expense were approximately $970,000, $484,000 and $347,000, respectively.  Shipping and handling costs incurred by the Company are included in cost of sales.

Income Taxes

The Company accounts for deferred income taxes under the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts more likely than not to be realized.

Income tax expense represents the tax payable for the period and the change during the period in deferred tax assets and liabilities. The Company’s policy is to include interest and penalties related to income taxes in income tax expense. Interest and penalties were not material for the years ended September 30, 2014 and 2013.

2.                   PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	2014	2013	2012
Software and other asset development	$—	$180	$90
Computer equipment and software	4,854	4,660	7,914
Office equipment and other	262	272	639
Leasehold improvements	214	229	309
Assets under capitalized leases	5,148	10,452	10,475
	10,478	15,793	19,427
Less: Accumulated depreciation and amortization	9,052	10,411	11,486
Property and equipment, net	$1,426	$5,382	$7,941

Depreciation and amortization expense (including amortization of leased assets) was $3,310,000, $3,852,000 and $3,374,000 for the years ended September 30, 2014, 2013 and 2012, respectively.  Accumulated amortization on assets under capitalized leases was $4,728,000, $6,446,000 and $4,112,000 at September 30, 2014, 2013 and 2012, respectively.

3.                   EMPLOYEE BENEFIT PLAN

The Company has an employee savings plan (the ‘‘401(k) Plan’’) that covers substantially all full-time employees who are twenty-one years of age or older.  The Company’s contributions to the 401(k) Plan are at the discretion of the Board of Directors and vest over five years of service.  To date, the Company has made no contributions to the 401(k) Plan.

4.                   LINES OF CREDIT

The Company, Din Global Corp. (the ultimate parent and holder of 100% of the common stock of the Parent), EPN Acquisition, Inc. (which merged into the Parent on August 7, 2009), the Parent, and GE Commercial Distribution Finance Corporation (“GE”) are parties to a Credit Facilities Agreement dated August 7, 2009 (the “Agreement”).  The Agreement provides for two credit facilities, a Revolving Loan facility that is limited to $40 million, and a Floor plan Loan facility that is limited to $35 million.  The Parent and Din Global Corp. are guarantors of the obligations under the Agreements.  Under the flooring arrangement, the Parent’s U.S. subsidiaries may purchase and finance information technology products from GE-approved vendors on terms that depend upon certain variable factors.  Under the Revolving Loan agreement, the subsidiaries may borrow up to 85% of the Company’s collective eligible accounts receivable at an interest rate of LIBOR plus an incremental 4.75% per annum, subject to a minimum LIBOR rate of 1.0% (5.75% at September 30, 2014).  Such purchases from GE-approved vendors have historically been on terms that allow interest-free flooring.

The Agreement requires that the following financial covenants be met for each calendar quarter as follows (as such terms are defined in the Agreement):

EBITDA as a percentage of net sales for each fiscal quarter shall not be less than 1.5%

Annual capital expenditures will not exceed $ 10.0 million.

Funded debt to EBITDA ratio shall not exceed 3.5 to 1.0

At September 30, 2014, the Company was in compliance with its financial covenants.

The GE facility is collateralized by accounts receivable, inventory and substantially all other assets.  As of September 30, 2014, approximately $26 million in borrowings were outstanding under the $75 million financing facility.  At September 30, 2014, there were additional borrowings available of approximately $49 million after taking into consideration the borrowing limitations under the Agreements, as amended to date.

Since the Company replaced its working capital financing facility in June 2004, minimal interest expense has been incurred on borrowings under the line of credit because of the extended interest-free period under the flooring plan.  In fiscal years 2014, 2013 and 2012, such interest expense amounted to $445,000, $325,000 and $325,000.  Total interest expense, including interest applied to capitalized leases, was $753,000, $717,000 and $710,000 for the years ended September 30, 2014, 2013 and 2012, respectively.

5.                   INCOME TAXES

The components of the income tax provision for the years ended September 30, 2014, 2013 and 2012 are as follows (in thousand):

	2014	2013	2012
Current:
Federal	162	$—	$—
State	231	60	82
	393	60	82
Deferred:
Federal	—	—	—
State	—	—	—
Total	$393	$60	$82

	2014	2013	2012
Income tax attributable to continuing operations	$393	$60	$943
Income tax benefit attributable to discontinued operations	—	—	(861)
	$393	$60	$82

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Due to the uncertainty surrounding the realization of the net deferred tax asset, management has recorded a valuation allowance for the full amount of such deferred tax asset.

The main components of the deferred tax asset are liabilities and allowances not deductible in the current year, and benefit of net operating loss carryforwards, partially offset by depreciation.

The provision for income taxes for the years ended September 30, 2014, 2013 and 2012 differs from the amount of tax that would result from applying the federal statutory rate to the income before provision for income taxes, mainly due to the change in the valuation allowance, and the taxable income being offset against taxable loss in the consolidated tax returns.

The Company files income tax returns in the U.S. federal jurisdiction, various foreign jurisdictions and most states in the United States.  The Company files consolidated tax returns with the Parent. The Company is subject to income tax examination by U.S. federal tax authorities for years ending on or after September 30, 2011.  The Company is subject to income tax examinations by the State of California tax authorities for years ending on or after September 30, 2010. The Company’s net loss carry forwards are subject to examination until such time as the NOL’S are used and the tax year is closed.

The Company has adopted the accounting standards that clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. For tax positions that are more likely than not of being sustained upon audit, a company must recognize the largest amount of the benefit that is more likely than not of being sustained in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, a company may not recognize any portion of the benefit in the financial statements.

Based on the investigation and review, the Company concluded that no uncertain tax positions exist on its tax returns for open years.

6.                    LONG-TERM LIABILITIES AND COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits and trade accounts receivable. The Company’s cash deposits are placed with a few financial institutions. The combined account balances at one or more institutions typically exceed the $250,000 Federal Depository Insurance Corporation (“FDIC”) insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Major Customers and Vendors

No single customer accounted for more than 10% of net sales for the years ended September 30, 2014, 2013 and 2012.  No single customer accounted for more than 10% of accounts receivable as of September 30, 2014, 2013 and 2012.

The Company contracts with various suppliers.  Although there are a limited number of suppliers capable of supplying its inventory needs, the Company believes that any shortfalls from existing suppliers would be absorbed from other suppliers on comparable terms.  However, a change in suppliers could cause a delay in sales and adversely affect results.

Purchases from the Company’s three largest vendors during the years ended September 30, 2014, 2013 and 2012, respectively, comprised 60%, 59% and 59% of its total purchases of products.

Sales Taxes

The Company is subject to sales tax examinations from all of the sales tax jurisdictions throughout the United States.  Sales tax regulations are set by each state or local taxing authority and involve difficultly in their interpretation and application to all the variations in sales tax transactions that the Company incurs.  Accordingly, the Company provides its best estimates as to any sales tax deficiency as soon as it becomes aware of such deficiency.  Currently the Company is undergoing an examination by a state agency that receives a majority of the Company’s sales tax proceeds.  The Company has accrued $0.4 million and management believes that the amount accrued will not differ materially from the final audit examination results.

Leases

The Company leases office facilities and various types of office equipment.  These leases vary in duration and many contain renewal options and/or escalation clauses. Estimated future minimum lease payments under leases having initial or remaining non-cancelable lease terms in excess of one year at September 30, 2014 were approximately as follows (in thousands):

	Operating Leases	Capitalized Leases
Fiscal year 2015	$594	$916
Fiscal year 2016	406	590
Fiscal year 2017	357	583
Fiscal year 2018	368	402
Fiscal year 2019	379	5
Thereafter	32	—
Total minimum lease payments	$2,136	$2,496
Less amount representing interest		(231)
Principal amount		2,265

Current		807
Long-term		1,458
Total		$2,265

Rent expense for the year ended September 30, 2014, 2013 and 2012, under all operating leases was approximately $730,000, $743,000 $679,000, respectively.

The Company also entered in short term borrowing agreements to finance accounts payable, trade totaling $1,677,000 of which $293,000 remains outstanding at September 30, 2014. Out of this balance $147,000 is due within the next twelve months.

Litigation

There are various claims and litigation proceedings in which the Company is involved in the ordinary course of business, including claims from former employees and subcontractors.  The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. While the outcome of the foregoing and other claims and proceedings cannot be predicted with certainty, after consulting with legal counsel, management does not believe that it is reasonably possible that any ongoing or pending litigation will have a material adverse effect on our business, financial position and results of operations.

7.                    RELATED PARTIES

a)        Transactions with En Pointe Gov, Inc. — an affiliate

The Company is affiliated with Gov because a minority shareholder of the Company’s parent is the shareholder of the parent of Gov. The Company provides various services to Gov. It also has made advances to Gov. A summary of the transactions for the years ended September 30, 2014, 2013 and 2012 is as follows, (in thousands);

	2014	2013	2012
- Services provided to Gov	$702	$824	$437
- Advances to Gov	$—	$—	$1,025
- Receipts from Gov	$122	$1,886	$—
- Balance receivable	$1,447	$867	$1,929

b)        Transactions with dinCloud Inc. — an affiliate

The Company is affiliated with dinCloud because a shareholder of the Parent is a minority shareholder of dinCloud. dinCloud utilizes the Company’s property and equipment for its Cloud business for which the Company charges monthly rentals. dinCloud also provides services to the Company.  A summary of the transactions for the year ended September 30, 2014, 2013 and 2012 is as follows (in thousands):

	2014	2013	2012
- Services provided to dinCloud	$928	$1,243	$1,163
- Services provided by dinCloud	$1,261	$892	$392
- Balance receivable (payable)	$318	$(8)	$105

In July, 2014, most of the equipment rented to dinCloud was transferred to the parent.

c)         Transactions with minority shareholders of the Parent

The Company had a note receivable totaling $1,960,000 from the two minority shareholders of Din Global Corp. against sale of its minority interest in a service business entity (ADSL) in June 2010. The notes bore interest at 0.61% per annum and were due on June 30, 2018. At September 30, 2013, these notes were assigned to the Parent. Effective April 01, 2014, the Notes were reverted back to the Company from the Parent, and the original Investment was re-purchased from the two minority shareholder of Din Global Corp. This investment is recorded at its cost of $1,960,000, plus a note receivable of $250,000 plus accrued interest.

d)        Transactions with En Pointe Technologies, Inc. — the Parent

The Parent incurs expenses on behalf of the Company and allocates these costs to its subsidiary. The allocation process systematically apportions the overall cost incurred so as to reflect the economic benefit realized by each entity. Balance receivable from Parent amounted to $7,459,000, of which $3,500,000 is reported as non-current at September 30, 2014. $3,500,000 relates to an advance made in December 2012, and bears interest as 5.75%. Interest charged to Parent amounted to $163,000 and $125,000 for the years ended September 30, 2014 and 2013, respectively. At September 30, 2013, the Parent had assumed the notes receivable described in the preceding paragraph which were reverted back to the Company effective April 01, 2014. The Company repurchased the Investment from the minority shareholders of the Parent.

e)         Transaction with Allied Digital Services Limited — an affiliate

The Company is affiliated with Allied Digital Services Limited (ADSL) because it owns a minority interest (19%) in that entity. The Company provides and receives certain services to and from ADSL as defined under a Service Agreement. The balance receivable from ADSL was $60,000, $105,000 and $435,000 at September 30, 2014, 2013 and 2012, respectively.

8.                   DISCONTINUED OPERATIONS

In December 2011, the Company disposed of its cloud business. These were presented as discontinued operations. The revenue and expenses of discontinued operations for the fiscal year ended September 30, 2012 are as follows (in thousands):

September 30, 2012
Operating expenses:
Selling and marketing expenses	$2,207
General and administrative expenses	—
Total Operating expenses	2,207
Loss from discontinued operations before income tax	(2,207)
(Benefit) Provision for income tax	(861)
Loss from discontinued operations, net of tax	$(1,346)

The assets of the cloud business that were disposed of, and the liabilities transferred, were not significant. Gain on disposal of the cloud business was insignificant.